EXHIBIT 99

          NIC Wins Colorado Web Portal Management Contract;
       Colorado Signs Multi-Year Self-Funding Portal Agreement


    DENVER--(BUSINESS WIRE)--Oct. 26, 2005--The state of Colorado has chosen a subsidiary of NIC (Nasdaq:EGOV) to build and manage its enterprise eGovernment Web portal for up to nine years.
    Colorado has signed a five-year agreement for eGovernment services that has renewal options through 2014. NIC's Colorado Interactive subsidiary will deploy the self-funded model to provide the infrastructure and staff expertise required to develop, maintain, and host the eGovernment portal. Colorado will retain ownership of the content, data, and statutory fees.
    Colorado Interactive plans to hire more than a dozen employees in Denver over time to support the state's eGovernment operations.
    The state issued its bid for eGovernment services in October 2004, and awarded the contract to NIC from a competitive field that included BearingPoint and CGI-AMS. The necessary state agreements were approved recently by the appropriate state agencies, including the Colorado Statewide Internet Portal Authority, and key vendors.
    The first new services are expected to launch before the end of the year, and Colorado Interactive is currently working with state agencies and the Statewide Internet Portal Authority to identify and prioritize new applications to be introduced during the first year of the contract.
    As part of the contract, Colorado Interactive will transition state and local eGovernment services with online payment functionality to NIC's payment engine. Over time, Colorado Interactive will also redesign the state's official Web site and build upon the state's existing functionality.
    According to the 2000 U.S. Census, Colorado's population has risen to more than four and half million citizens.
    "We are honored that Colorado has chosen NIC to expand its eGovernment offerings, and we look forward to providing valuable online services to the state's citizens and businesses," said Jeff Fraser, Chief Executive Officer of NIC.
    Through its subsidiaries, NIC now manages official state portals and outsourced eGovernment services for 18 states, including Virginia, Indiana, Tennessee, Kentucky, Alabama, Utah, and Maine.

    Third Quarter and Full Year 2005 Outlook

    NIC does not expect the Colorado contract will materially affect its existing third quarter or full year 2005 projections. In third quarter 2005, NIC expects total revenues of $15.0 - $15.5 million, portal revenues of $14.2 - $14.5 million, and software and services revenues of $0.8 - $1.0 million. The Company also anticipates operating income between $3.6 - $3.8 million and net income of $2.1 - $2.3 million.
    For full year 2005, NIC expects total revenues of $54.4 - $56.0 million, portal revenues of $54.4 - $55.7 million, and software and services revenues of $0.3 million or less. The Company also anticipates operating income between $9.3 - $9.8 million and net income of $5.6 - $5.9 million.
    The Company will provide additional details in its third quarter earnings announcements on October 27, 2005.

    About NIC

    NIC manages more eGovernment services than any provider in the world. The company helps government communicate more effectively with citizens and businesses by putting essential services online. NIC provides eGovernment solutions for 2,000 state and local agencies that serve 60 million people in the United States. Additional information is available at www.nicusa.com.



    CONTACT: NIC
             Chris Neff, 435-645-8898
             cneff@nicusa.com